Exhibit 10.15

TERMINATION AGREEMENT

This termination agreement (“this Agreement”) is made and entered into as of June 1, 2004, by and among Beijing Watch Data System Co., Ltd. (“BWD”), Beaver Developments Limited (“Beaver”), Sesame Seed Group Ltd.(“SSG”) , Beijing Tecsun Century Investment Co. Limited (“Beijing Tecsun”), Tianjin Development Area Tong Ren Software Technology Limited (“Tong Ren”, also known as Tianjin Development Area Tung Yen Software Technology Limited, also known as TEDA Tongren Software Technology Co., Ltd.) and Standard International Holdings Ltd. (“Standard International”).

WITNESSETH

WHEREAS, BWD was created as a Sino- foreign joint venture company incorporated in the People’s Republic of China in 1994;

WHEREAS, on April 30, 2000, the parties (or their respective predecessors) entered into two agreements with respect to investments by Beaver in the share capital of BWD: a first agreement with respect to an investment of US$ 724,891 (the “First Agreement”), and a second agreement with respect to an investment of US$ 4,275,109 (the “Second Agreement”);

WHEREAS, the original parties to the First Agreement and the Second Agreement included Manning Investment Ltd. and Beijing International Technology Cooperation Center, which have transferred their respective rights and obligations under such agreements to Tong Ren and SSG, respectively.

WHEREAS, BWD is preparing for an initial public offering and listing of shares on the NASDAQ National Market System (the “IPO”), to be conducted through Watchdata Technologies Ltd., a Cayman Islands company limited by shares (“Listco”), which is created for purposes of the IPO, and which, following a reorganization transaction, shall indirectly own 100% of the shares representing the equity capital of BWD;

WHEREAS, the parties are desirous to terminate, with effect on the effective date of the IPO, the First Agreement and the Second Agreement, and pending completion of the IPO, to confirm and restate certain provisions of the First Agreement with respect to Listco; and

NOW, THEREFORE, in consideration of the foregoing and mutual premises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation and Restatement. From the time of sale and transfer by Beaver, SSG, Beijing Tecsun, Tong Ren and Standard International (collectively, the “Existing Shareholders”) of shares of BWD to Listco or a directly or indirectly wholly-owned subsidiary of Listco, the parties hereto confirm and restate their rights and obligations under Clauses 7.2, 9, 10, 11, 12, 13, 14, 15 and 16 for the First Agreement, provided that all references to the “Company” in such Clauses shall be read as reference to BWD, and such confirmed and restated Clauses shall constitute the Existing Shareholders’ shareholders agreement with respect to Listco. The Existing Shareholders shall, and shall cause their respective affiliates through which they from time to time hold shares of Listco to, comply with such shareholders’ agreement with respect to their interests in Listco.

2. Termination. With effect from the issuance of ordinary shares of Listco pursuant to a public offering registered with the United States Securities and Exchange Commission and the admission of such shares to listing and trading on the NASDAQ National Market (“Completion of the IPO”), the First Agreement (including the “Chinese Agreements” referred to therein) and the Second Agreement shall be automatically terminated, and the parties shall have no further rights or obligations under such First Agreement and Second Agreement.

3. Representations and Warranties. Each of the parties hereto hereby represents and warrants to and for the benefit of the other parties as follows: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and the consummation of the transactions contemplated herein have been duly authorized by all necessary action; (b) it has the legal capacity and corporate power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement; (c) this Agreement has been duly executed and delivered by it, and (assuming due execution and delivery by the other parties hereto), constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement; (d) neither the execution of this Agreement nor the performance by such party of its obligations hereunder, nor the consummation of the transactions contemplated hereby does or will (i) if such party is a legal entity, conflict with or violate any of its constituting documents or (ii) constitute a violation by such party of any laws or any judgments, orders, rulings or awards of any court, arbitrator or other governmental authority; and (e) no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

4. Amendments; Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach. No waiver shall be effective hereunder unless contained in a writing signed by the party sought to be charged with such waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with reference to the matters set forth herein and therein and, except for the letter agreement dated June 30, 2004 between BWD and Beaver, supersedes any and all prior understandings, negotiations, agreements, or representations by and among the parties, written or oral, to the extent they relate in any way to the subject matter thereof.

6. Further Assurances. Each party shall execute and deliver or cause to be executed and delivered both before and after the date hereof such further certificates, agreements and other documents and take such other actions, or as may be reasonably necessary or appropriate to consummate or implement the transactions contemplated hereby.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

BEIJING WATCH DATA SYSTEM CO., LTD.

By:	/s/ Wang Youjun
Name:	WANG Youjun
Title:	CEO

BEAVER DEVELOPMENTS LIMITED

By:	/s/ Tsang Wing Ming Tony
Name:	TSANG Wing Ming Tony
Title:	Director

BEIJING TECSUN CENTURY INVESTMENT CO. LIMITED

By:	/s/ Li Zhu
Name:	LI Zhu
Title:	Director

TIANJIN TONG REN (TEDA) SOFTWARE TECHNOLOGY CO., LTD

By:	/s/ Wang Youjun
Name:	WANG Youjun
Title:	Director

STANDARD INTERNATIONAL HOLDINGS LTD.

By:	/s/ Ke Lin
Name:	KE Lin
Title:	Director

SESAME SEED GROUP LTD.

By:	/s/ Ke Lin
Name:	KE Lin
Title:	Director

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